Exhibit 10.6

MASTER SERVICES AGREEMENT

THIS AGREEMENT is entered into between Core Scientific (“Customer”) and Duke Energy Carolinas, LLC. (“Duke”) as of the 25th day of June, 2018. Duke and Customer are hereinafter each referred to as a “Party” and collectively as “the Parties”.

Article 1: Scope of Work

Customer hereby engages Duke to provide various services (the “Services”) as requested by Customer from time to time. At the request of Customer, Duke shall issue an Exhibit to this Agreement describing the specific Services to be provided by Duke. Each Exhibit issued by Duke and accepted by the parties shall be governed by the provisions of this Agreement.

Article 2: Compensation

Duke’s compensation for the Services shall be as described in the applicable Exhibit. Duke will bill Customer on a monthly basis or as service occurs. Invoices shall be due and payable on terms specified in the applicable Exhibit. Overdue amounts shall be subject to a late fee equal to a percentage specified in the Exhibit each month for any unpaid balance.

Article 3: Warranty

Duke will use commercially reasonable efforts to perform the Services in a professional and workmanlike manner. However, Duke makes no warranties or representations, and none shall apply to the Services, whether statutory, expressed, or implied. ALL SERVICES ARE PROVIDED ON AN “AS IS” BASIS.

WITH REGARD TO PARTS, EQUIPMENT, AND OTHER GOODS (THE “GOODS”) PROVIDED BY DUKE FOR CUSTOMER IN CONNECTION WITH DUKE’S PERFORMANCE OF THIS AGREEMENT, THE ONLY WARRANTIES APPLICABLE TO THE GOODS ARE THOSE WARRANTIES, IF ANY, MADE BY THE APPLICABLE MANUFACTURERS OF SUCH GOODS, WHICH DUKE SHALL ASSIGN OR CAUSE TO BE ASSIGNED TO CUSTOMER, IF PERMITTED. DUKE EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESSED, OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Article 4: Confidentiality

Information disclosed (either directly or by visual examination of facilities) by either Party to the other during the performance of the Services may include confidential or proprietary information of such Party or third parties to whom it is bound by written obligations of confidentiality (“Confidential Information”). In the event (i) any such Confidential Information is disclosed in writing and is specifically identified as proprietary or confidential in writing prior to or at the time of disclosure, or (ii) such Confidential Information is disclosed orally or by visual examination and the Party claiming confidential status therefore identifies the information in writing as confidential at the time or within a reasonable time after disclosure, the Party receiving such Confidential Information shall keep it in confidence and shall not voluntarily furnish or otherwise disclose it to any third party for a period ending two (2) years after termination of this Agreement. Neither Party shall be obligated to maintain the confidentiality of any Confidential Information if:

1.

The information was in the Receiving Party’s possession or was known to the Receiving Party prior to its receipt from the other Party and the Receiving Party was under no legal obligation to protect the confidentiality of such information;

2.	The information is independently developed by the Receiving Party without the utilization of the Confidential Information;

3.	The information is or becomes public knowledge without the fault of the Receiving Party; or

4.	The information is or becomes available to the Receiving Party from another source without breach of any legal obligation to protect such information.

Article 5: Copyright

Duke shall retain full right, title and interest, including copyright to all information and data independently developed, discovered or created during the performance of the Services. Duke hereby grants to Customer a royalty-free, non-exclusive license to use any information provided to Customer subject to the requirements of Article 4. Customer may make copies of such information for its internal use and for the solicitation of offers to perform work described or recommended in such information.

Article 6: Liability

Duke shall be responsible for direct damages to Customer or its employees but only to the extent such damages result from the negligence of Duke, and in no event shall Duke’s aggregate liability to Customer arising out of or related to the Services of this Agreement exceed the compensation paid to Duke as described in the applicable Exhibit. Duke shall not be liable, whether as a result of contract, warranty or tort (including negligence or strict liability) for any incidental, consequential, punitive, indirect or special damages, including, but not limited to any loss of use of property, equipment or systems, loss by reason of facility shutdown or service interruption, costs or capital or expenses thereof, loss of profits or revenues, or costs of purchased or replacement utilities. The provisions of this Article 6 providing for the limitation of or protection against liability of Duke shall also protect its directors, officers, employees, agents, suppliers, subcontractors and affiliated entities. Any cause of action or other claim relating to the Services will be barred unless commenced within one year after the cause of action has accrued.

Article 7: Independent Contractor

The relationship between the Parties shall be that of independent contractors and not subcontractors, employees or agents. Neither Party shall have the right to assume or create obligations or responsibilities of any type in the name of the other Party.

Article 8: Assignment

Neither this Agreement nor the Services to be performed shall be assigned or otherwise transferred by a Party without the prior written consent of the other Party; provided, however, that Duke may subcontract portions of its obligations under this Agreement.

Article 9: Survival

The provisions of Articles 3, 4, 5, 6, 7, 9, 10, and 11 shall survive this Agreement and the completion of the Services performed hereunder and shall remain in effect.

Article 10: Termination

Either Party may terminate this Agreement for its convenience in whole or in part, upon 30 days prior written notice to the other. Such termination by Customer shall not relieve Customer of its obligation to pay Duke for Services performed up to the date of termination and all reasonable expenses Duke incurs directly by reason of the termination.

Article 11: Choice of Law

This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

Article 12: Delays

Duke shall not be in default in the performance of the Services to the extent that such performance is prevented or delayed by any cause which is beyond its reasonable control.

Article 13: Entire Agreement; Amendment; Order of Precedence

This Agreement expresses the final and entire agreement of the Parties with respect to its subject matter, and supersedes all prior negotiations, proposals, responses, statements and negotiations, whether written or oral. This Agreement may be amended or modified only in writing and signed by both Parties; provided however, any signature by Duke of Customer’s standard purchase order or other contract form shall not be effective to amend or modify any of the terms and conditions of this Agreement which is the final and entire agreement of the Parties.

This Agreement shall apply to all purchase orders with respect to the Services. Any purchase order issued by Customer for Services shall be deemed to incorporate this Agreement by reference, whether or not the purchase order expressly references this Agreement. In the event of a conflict or inconsistency between any purchase order and the Agreement, this Agreement shall govern.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Core Scientific

By:	/s/ Weston Adams
(type/print):	Weston Adams
Title:	Chief Construction + Facilities Officer
Phone:
Fax:

Duke Energy Carolinas, LLC

By:	/s/
(type/print):
Title:
Phone:
Fax:

Exhibit Number 1

This EXHIBIT NUMBER 1 (“Exhibit 1”) is entered into as of                     , 2018 the (“Effective Date”) by and between Core Scientific (“Customer”) and Duke Energy Carolinas, LLC. (“Duke”). This Exhibit is issued pursuant to the Master Services Agreement dated as of June 25, 2018 which is hereby incorporated in Exhibit 1 by reference and shall be governed by the terms and conditions set forth therein. However, in the event of conflict between the terms and conditions of the Master Services Agreement and this Exhibit 1, this Exhibit 1 shall prevail.

Scope of Services:

Duke will provide design, procurement, construction and project management activities and installation services (“Services”) to Core Scientific related to the following:

•	Provide labor, equipment, and material to install four (4) overhead circuits to feed Customer provided transformers plus one (1) additional circuit for future use. The installation will include:

a.

Wood poles, crossarms, switches, arresters, aluminum conductor (overhead and underground), conduit (PVC), junction cabinets (qty of 2) and associated hardware to tie-in from Duke Energy’s delivery point to feed twenty four (24) Customer provided transformers.

b.	25kV, 200A elbow kits provided and installed on cable and landed on Customer’s transformers.

Assumptions:

The following are assumptions pertaining to the Scope of Services in this Exhibit:

•	Duke’s personnel will work under the guidelines of Duke’s Safe Work Practices and any reasonable safety requirements of the Customer.

•	All design criteria and installation services will be to current Duke Standards and Specifications unless otherwise noted.

•	Exhibit 1 assumes that Owner will acquire and pay for any permits, inspections, and/or railroad crossing right of way/joint use fees required.

•	Duke has not included the following in the scope and pricing of this Exhibit 1:

•	PE Sealed construction documents.

•	Concrete encased duct bank.

•	Pad mounted transformers.

•

Engineering evaluation of the Customer’s electrical load requirements is not included. It is assumed that the Customer has completed a comprehensive engineering study to adequately size the transformers. It is also assumed the Customer provided transformers will be on-site and installed by Customer.

•	Conductor installation or termination on the secondary side of Customer supplied transformers.

•	Coordination or arc flash study.

•	Fencing.

•

The proposal assumes the work will be performed during regular hours. Straight time is Monday—Friday 7: 00 am to 5:30 pm. Overtime is considered all hours worked outside of Monday through Friday 7:00 am—5:30 pm or any hours worked on a designated Duke holiday.

Customer Responsibilities:

The Customer shall be responsible for the following pertaining to the Services:

•	Provide free and clear access to the Site to allow for completion of Scope of Services.

•	Customer shall provide, at no cost to Duke, any plans, specifications, drawings, or information that may be necessary or useful in the performance of the Services.

•	Locate and mark underground utilities.

•	Extra costs associated with foundation excavation in non-standard soils (rock, caliche, high water table, collapsing holes, etc.). At this time, costs assume standard soils.

•	Provide on-site storage and staging areas for installation materials and equipment, as required.

•	Provide on-site location for storage of spoils from excavation.

Compensation:

Duke offers the above scope of Services in consideration of Customer’s payment of a fixed price of $[***] plus applicable taxes, payable to Duke as invoiced to Customer.

Payment shall be due and payable within 25 days of the billing date. Overdue amounts will be subject to a 1.5% late payment charge each month for any unpaid balance.

This Exhibit 1 is valid for signature by Customer no later than October 31, 2018 unless otherwise extended in writing by Duke.

IN WITNESS WHEREOF, the Parties have caused this Exhibit 1 to be executed by their duly authorized representatives as of the date first above written.

Core Scientific		Duke Energy Carolinas, LLC

By:	/s/ Weston Adams	By:	/s/
(type/print):	Weston Adams	(type/print):
Title:	Chief Construction + Facilities Officer	Title:
Phone:		Phone:
Fax:		Fax: